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                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
            (INCLUDING THE ASSOCIATED COMMON STOCK PURCHASE RIGHTS)

                                       OF

                                 TREADCO, INC.
                                       AT

                              $9.00 NET PER SHARE

                                       BY

                           ARKANSAS BEST CORPORATION
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         THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
        NEW YORK CITY TIME, ON TUESDAY, APRIL 20, 1999, UNLESS EXTENDED.
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                                                                  March 23, 1999

To Brokers, Dealers, Banks,
  Trust Companies and Other Nominees:

     We are enclosing the materials listed below in connection with the offer by Arkansas Best Corporation, a Delaware corporation ("Parent"), to purchase all the outstanding shares of the common stock, par value $.01 per share (the "Common Stock"), including the associated common stock purchase rights (the "Rights" and, together with the Common Stock, the "Shares"), of Treadco, Inc., a Delaware corporation (the "Company") at $9.00 per Share, net to the Seller in cash, without interest, upon the terms and subject to the conditions set forth in Parent's Offer to Purchase dated March 23, 1999 (the "Offer to Purchase"), and the related Letter of Transmittal (which, together with any supplements or amendments thereto, collectively constitute the "Offer").

     Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares registered in your name or in the name of your nominee. Enclosed herewith are copies of the following documents:

          1. Offer to Purchase;

          2. Letter of Transmittal to be used by stockholders of the Company accepting the Offer;

          3. The Letter to Stockholders of the Company from the President and Chief Executive Officer of the Company accompanied by the Company's Solicitation/Recommendation Statement on Schedule 14D-9;

          4. A printed form of letter that may be sent to your clients for whose account you hold Shares in your name or in the name of a nominee, with space provided for obtaining such client's instructions with regard to the Offer;

          5. Notice of Guaranteed Delivery;

          6. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

          7. Return envelope addressed to the Depositary.
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WE URGE YOU TO CONTACT YOUR CLIENTS PROMPTLY. PLEASE NOTE THAT THE OFFER AND
WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, APRIL 20, 1999, UNLESS EXTENDED.

     The Board of Directors of the Company (the "Board"), based, among other things, on the unanimous recommendation of a special committee of independent directors of the Board, has, by unanimous vote of all directors, approved the Offer and the Merger (as defined below) and determined that the Offer and the Merger, taken together, are fair to, and in the best interests of, the stockholders of the Company (other than Parent) and recommends that the stockholders of the Company accept the Offer and tender their Shares pursuant to the Offer.

     The Offer is being made pursuant to the Agreement and Plan of Merger dated as of March 15, 1999 (the "Merger Agreement"), among Parent, Treadco Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of Parent ("Newco"), and the Company pursuant to which, following the consummation of the Offer and the satisfaction or waiver of certain conditions, Newco will be merged with and into the Company, with the Company surviving the merger (as such, the "Surviving Corporation") as a wholly-owned subsidiary of Parent (the "Merger").

     In the Merger, each outstanding Share (other than Shares owned by (i) Parent, the Company or any direct or indirect subsidiary of Parent or (ii) stockholders, if any, who are entitled to and who properly exercise dissenters' rights under Delaware law) will be converted into the right to receive $9.00 per Share, without interest, as set forth in the Merger Agreement and described in the Offer to Purchase.

     In order to accept the Offer, a duly executed and properly completed Letter of Transmittal with any required signature guarantees, or an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry delivery of Shares, and any other required documents should be sent to the Depositary and either Share certificates representing the tendered Shares should be delivered to the Depositary, or such Shares should be tendered by book-entry transfer into the Depositary's account maintained at the Book-Entry Transfer Facility (as described in "THE TENDER OFFER -- Procedure for Tendering Shares" of the Offer to Purchase), all in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Purchase.

     If holders of Shares wish to tender, but it is impracticable for them to forward their Share certificates or other required documents on or prior to the Expiration Date or comply with the book-entry transfer procedures on a timely basis, a tender may be effected by following the guaranteed delivery procedures specified in "THE TENDER OFFER -- Procedure for Tendering Shares" of the Offer to Purchase.

     Parent will not pay any fees or commissions to any broker or dealer or other person (other than the Information Agent as described in the Offer to Purchase) in connection with the solicitation of tenders of Shares pursuant to the Offer. You will be reimbursed upon request for customary mailing and handling expenses incurred by you in forwarding the enclosed offering materials to your customers.

     Questions and requests for additional copies of the enclosed material may be directed to the Information Agent at the addresses and telephone numbers set forth on the back cover of the enclosed Offer to Purchase.

                                            Very truly yours,

                                            ARKANSAS BEST CORPORATION

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY OTHER PERSON THE AGENT OF PARENT, THE DEPOSITARY OR THE INFORMATION AGENT OR ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO GIVE ANY INFORMATION OR USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.
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